Exhibit 10.3

PROMISSORY NOTE

$15,000,000.00	Denver, Colorado	April 14, 2010

For value received, the undersigned, Recovery Energy, Inc., a Nevada corporation (“Borrower”), hereby promises to pay to the order of Hexagon Investments, LLC, a Colorado limited liability company (“Lender”), the principal sum of Fifteen Million Dollars ($15,000,000.00), together with interest on the unpaid principal balance thereof as set forth in the Credit Agreement (as defined below), both principal and interest payable as herein provided in lawful money of the United States of America at the offices of Lender under the Credit Agreement, 730 17th Street, Suite 800, Denver, Colorado 80202 or at such other place, as from time to time may be designated by the holder of this Note.

This Note (a) is issued and delivered under that certain Credit Agreement, effective as of April 14, 2010, between Borrower and Lender referred to therein (as from time to time supplemented, amended or restated, the “Credit Agreement”), and is the “Note” as defined therein, (b) is subject to the terms and provisions of the Credit Agreement, which contains provisions for payments and prepayments hereunder and acceleration of the maturity hereof upon the happening of certain stated events, and (c) is secured by and entitled to the benefits of certain Security Documents (as identified and defined in the Credit Agreement).  Payments on this Note shall be made and applied as provided in the Credit Agreement.  Reference is hereby made to the Credit Agreement for a description of certain rights, limitations of rights, obligations and duties of the parties thereto and for the meanings assigned to terms used and not defined herein and to the Security Documents for a description of the nature and extent of the security thereby provided and the rights of the parties thereto.

The principal amount of this Note, together with all interest accrued hereon, shall be due and payable in full on the Maturity Date.

Notwithstanding the foregoing paragraph and all other provisions of this Note, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum amount of interest that, under applicable Law, may be contracted for, charged, or received on this Note, and this Note is expressly made subject to the provisions of the Credit Agreement that more fully set out the limitations on how interest accrues hereon.

If this Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, Borrower agrees to pay reasonable attorneys’ fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.

Borrower hereby waives demand, presentment, notice of demand and of dishonor and nonpayment of this Note, protest, notice of protest, notice of intention to accelerate the maturity of this Note, declaration or notice of acceleration of the maturity of this Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

This Note and the rights and duties of the Borrower and Lender shall be governed by the Laws of the State of Colorado (without regard to principles of conflicts of law), except to the extent the same are governed by applicable federal law.

RECOVERY ENERGY, INC.,
a Nevada corporation

By:	/s/ Jeffrey A. Beunier
Jeffrey A. Beunier, Chief Executive Officer